                                                                    Exhibit 10-O

                      SEPARATION AGREEMENT, GENERAL RELEASE
                             AND COVENANT NOT TO SUE


This Separation Agreement, General Release and Covenant Not to Sue is entered into this 1st day of October, 2004, by and between Marvin A. Franklin, an individual residing at 3921 Brookside Rd., Toledo, Ohio 43606 ("Mr. Franklin") and Dana Corporation, a Virginia corporation with its principal place of business located at 4500 Dorr Street, Toledo, Ohio 43697 ("Dana").


                                    RECITALS

A. Mr. Franklin has been employed by Dana since January 1, 1975. Mr. Franklin's last day as an active employee will be November 30, 2004. He has been an A Group executive serving at the direction of Dana. He has most recently served in the position of President, Dana International & Global Initiatives.

B. As a result of a restructuring, the Company has to eliminate Mr. Franklin's position. There are no other appropriate positions available to Mr. Franklin within Dana.

C. Mr. Franklin and Dana have concluded that it would be in the best interests of both Mr. Franklin and Dana to enter into this Separation Agreement, General Release and Covenant Not to Sue (the "Agreement") in order to permit Mr. Franklin to separate under mutually agreed terms.

D. In order to recognize the above-described circumstances, and without either party admitting any liability to the other except for such obligations as shall be hereinbelow assumed, Mr. Franklin and Dana have agreed as set forth below.

         NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by this Agreement, the parties agree as follows:

         1. Employment. Mr. Franklin and Dana agree that Mr. Franklin's current duties at Dana will end, effective November 30, 2004. Mr. Franklin will receive accrued unused vacation pay in December, 2004. Dana will then pay Mr. Franklin the equivalent of twelve (12) months of his annual salary ($546,000 per year) beginning as of December 1, 2004 and his target bonus for 2005 (60% of his base annual salary) (the "Separation Pay"). The Separation Pay will be paid as follows: Dana will pay Mr. Franklin in monthly payments his regular salary as of November 30, 2004, of $546,000 per year, along with a portion of Mr. Franklin's 2005 target bonus divided into twelve equal installments, for a twelve (12) month period ending November 30, 2005. If Mr.

                  Franklin has not accepted suitable employment by the end of this 12 month period and represents this to Dana in writing, then Dana will extend payments of his monthly salary until the first to occur of the acceptance of such employment by Mr. Franklin or six months, ending no later than May 31, 2006 (the "Separation Period"). For this purpose, the parties understand and agree that occasional and part-time consulting assignments for companies other than those referenced in Attachment A as well as full time work for non-profit companies or community services entities will not be considered as suitable work. The payments referenced above are inclusive of and not in addition to the ten (10) months of separation benefits to which Mr. Franklin is entitled pursuant to the Dana Income Protection Plan for Management and Certain Other Employees ("IPP"). Mr. Franklin will also be eligible for a pro-rata bonus under the Additional Compensation Plan payable in 2005 based on actual 2004 performance and prorated for his actual months of service in 2004. If this incentive is earned and payment is approved by the Compensation Committee of the Board of Directors, then payment will be made to Mr. Franklin at the time 2004 short-term incentive payments are made to other participants under this Plan. At the conclusion of the Separation Period, Mr. Franklin intends to retire and will submit the appropriate paperwork to effectuate his planned retirement.

         2. Employment Records. Dana's records will indicate that Mr. Franklin's employment was terminated by job elimination followed by retirement. Copies of this Agreement will be maintained in Mr. Franklin's human resources file.

         3. Availability for Assistance. Mr. Franklin shall be available to assist Dana on an as-needed basis during the period of December 1, 2004 through December 31, 2004 at no additional cost to Dana beyond the payments specified in Paragraph 1 above.

         4. Payments/Consideration. Mr. Franklin shall receive the following as consideration for Mr. Franklin's acceptance and execution of this Separation Agreement, General Release and Covenant Not to Sue:

                  a. Mr. Franklin will receive as part of the Separation Pay, up to a maximum of eight months of pay (subject to all deductions currently authorized by Mr. Franklin or required by law) in excess of that to which he would otherwise be entitled under the applicable Dana IPP plan and also payments based upon his 2005 target bonus. Mr. Franklin will also receive continued health care and life insurance coverage under Dana's group benefit plans during the entire Separation Period so long as he makes the required payment of his share of the premiums. Mr. Franklin will also receive payment based upon his projected 2005 target bonus, equal to 60% of his annual base salary.

                  b. Mr. Franklin will accrue credited service for pension purposes throughout the entire Separation Period, as well as for purposes of vesting or other restrictions applicable to Mr. Franklin's outstanding equity grants, including restricted stock, stock options, and performance shares, described in Paragraph 6 below and the attached Appendix.

                  c. Mr. Franklin shall be entitled to tax preparation services for the tax year of 2004.

                  d. On or after December 1, 2004, a lump sum payment will be made to Mr. Franklin in the amount of $30,000 (less applicable taxes) to cover the incidental costs of the transition including legal fees for the review of this document and any desired outplacement. This payment shall be made in December 2004 unless Mr. Franklin notifies Dana in writing that he wishes to defer payment until January 2005.

                  e. A more specific summary of the rights that Mr. Franklin will have pursuant to various Dana benefit plans is attached hereto as an Appendix. In order to ensure mutual understanding, this Appendix will also explain those benefits and/or options which will cease between November 30, 2004 and Mr. Franklin's retirement.


         5. Medical Insurance Payment. As described above, Dana will provide medical coverage through the Separation Period at coverage levels that are consistent with Mr. Franklin's current or subsequent benefit elections, and in accordance with the provisions of the plan provided to other active employees. At retirement Mr. Franklin may be eligible for medical coverage as a retiree, in accordance with the terms of the applicable Dana pension plan.

         6. Equity Compensation. During the Separation Period, all of Mr. Franklin's outstanding equity grants will continue to vest in accordance with the applicable plan documents, grant agreements, and/or award certificates. Upon Mr. Franklin's retirement at the conclusion of the Separation Period, the applicable retirement provisions of all such plans will apply to any grants then outstanding. As described more fully in the attached Appendix, as well as in the plan documents, grant agreements, and/or award certificates outstanding stock options granted under Dana's Amended and Restated Stock Incentive Plan that are not exercised or terminated at the time of retirement will become exercisable in full beginning on the date of retirement and ending on the earlier of the expiration date of the option exercise period or 60 months after the date of retirement. Mr. Franklin may also become eligible to receive any outstanding restricted stock and performance share awards on a pro-rata basis as of the date of retirement. To the extent that any inconsistency exists between this Agreement, statements in the Appendix, or the terms and conditions set forth in the applicable plan documents, grant agreements, and/or award certificates, the terms and conditions set forth in the plan documents, grant agreements, and award certificates will govern.

         7. General Release. Mr. Franklin, on behalf of himself and his attorneys, agents, representatives, successors, assigns, heirs, administrators and executors (collectively, "Releasors") hereby forever releases and discharges Dana and any of its affiliates, parent or subsidiary entities, owners, partners, officers, directors, agents, employees, representatives, employee benefit plans, plan administrators or plan sponsors, attorneys and executors (collectively, "Released Parties"), from any and all claims, demands, suits, liabilities, charges or grievances of any nature whatsoever, whether known or unknown, arising prior to the execution of this Agreement by all parties hereto or relating in any way to Mr. Franklin's employment with Dana or the termination of such employment or the negotiation and execution of this Agreement, whether the same be sounding in tort, contract or for the violation of any federal, state or local statute, code, common law or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, or any parallel federal or state statute, ordinance or court decision and claims for attorneys fees and costs. It is understood that this Release constitutes a general release. Mr. Franklin also waives any right he may have to damages if any such claims are brought by the Equal Employment Opportunity Commission ("EEOC") or other government agency. Mr. Franklin recognizes that Dana does not have any obligation to reinstate or reemploy him, and he agrees not to reapply for employment at Dana or at any Dana facility. This Release does not prevent Mr. Franklin from suing Dana to enforce Dana's obligations hereunder nor does it preclude Mr. Franklin from filing any claim for workers' compensation.

         8. Covenant Not to Sue. As specific consideration for the payment described in Paragraph 4 (d) above, Mr. Franklin covenants not to sue any of the Released Parties as a result of any claim, demand, suit, liability, charge, or grievance of any nature whatsoever, whether known or unknown, arising prior to the execution of this Agreement by all parties hereto, or relating in any way to Mr. Franklin's employment with Dana or the termination of such employment or the negotiation and execution of this Agreement, whether the same be sounding in tort, contract, or for the violation of any statute, code or ordinance, including, but not limited to, Title VII of the Civil Rights of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Family Medical Leave Act or any parallel state or local statute, ordinance or common law.

         9. Non-Compete and Non-Solicitation. Mr. Franklin agrees that he will not, at any time prior to November 30, 2005, without the written permission of Dana, directly or indirectly, whether as principal, agent, stockholder, employee, consultant or in any other capacity, engage in or have a financial interest in any of the companies referenced on Attachment A hereto or any business which is owned by or affiliated with any of them; provided, however, that nothing contained herein shall preclude Mr. Franklin from the purchase or ownership of stock in any such business, if such stock is publicly traded and Mr. Franklin's holdings do not exceed 1% of the amount of such stock at the time issued and outstanding; and provided, further, that it shall not be a violation of this Paragraph (9) should these business entities acquire a company where Mr. Franklin is then serving as a principal, agent, stockholder, employee, consultant or in any other capacity. Both Mr. Franklin and Dana agree that if, in any action before any court or agency legally empowered to enforce such covenants, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed to be modified to the extent necessary to make it enforceable by such court or agency.

         10. Non-Disclosure. Mr. Franklin agrees at all times to hold all Confidential information that he acquired during his employment with Dana in trust and confidence and not to discuss or reveal such Confidential information to any third party without the prior written consent of Dana. For purposes of this Agreement, Confidential Information shall mean all information with respect to Dana and its affiliates and their businesses (including without limitation their organization, technology, finances, customers, suppliers and business plans) whether or not in written or documented form which is not available in the public domain.

         11. Non-Disparagement. Mr. Franklin shall not disparage or criticize Dana or any of its businesses or employees to third parties outside of Dana. Further, Dana will not disparage or criticize Mr. Franklin to prospective employers or to third parties outside of Dana. Provided however, that neither Dana nor Mr. Franklin shall be held in violation of this provision for any statements believed to be truthful if such statement is required by law, legal process or made with the consent of the other party.

         12. Confidentiality. The parties agree that this Agreement, and the terms hereof, and all statements made to Mr. Franklin and his wife, lawyers and tax or financial advisors in connection with the negotiations of this Agreement or the implementation of its terms are confidential and may not be disclosed in any manner to any third party except in a proceeding to enforce the terms hereof or if required by law (and in such event only to the extent such disclosure is required by law) or legal process. Mr. Franklin further agrees that he shall not communicate, either orally or in writing, any negative, adverse or derogatory information, facts, opinions or beliefs concerning any of the Released Parties to any third party provided however that Mr. Franklin shall not be held in violation of this provision for any statement made if required by law, legal process or with the consent of Dana.

         13. Consideration of Agreement. Mr. Franklin acknowledges that he has twenty-one (21) days from his receipt of this Agreement to decide if he wishes to agree to its terms, and that he is under no obligation to communicate his decision whether or not to execute this Agreement before the 21-day period has expired. Mr. Franklin further acknowledges that he has seven (7) days after he has signed this Agreement to revoke the Agreement, and the Agreement shall neither be effective nor enforceable until after the seven (7) day period has expired. Any revocation of this Agreement must be in writing and delivered to Dana's Human Resource Manager at the corporate office before the expiration of the seven (7) days.

         14. Discussion with Counsel. Mr. Franklin acknowledges that he has been given an ample opportunity to fully discuss the terms of this Agreement with counsel of his own choosing and that, in fact, Dana has suggested to him that he take such opportunity. Mr. Franklin understands and voluntarily accepts the terms of this Agreement, and believes it to be a fair and reasonable settlement of any and all outstanding issues between the parties.

         15. No Admission. It is expressly understood and agreed that, by entering into this Agreement, none of the parties hereto are admitting any wrongdoing or liability, and that all parties expressly deny having engaged in any unlawful conduct of any nature.

         16. Severability. Except as specifically provided in Paragraph 9, should any provision of this Agreement be held to be illegal or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement and the remaining provisions shall remain fully enforceable.

         17. Complete Agreement. This Agreement represents the complete and entire understanding of the parties, and supersedes all prior agreements, representations, and understandings, express or implied, concerning the subject matter hereof. This Agreement may only be amended in writing signed by the parties.

         18. Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express written consent of the other party hereto except that in the unfortunate and unlikely event of Mr. Franklin's death before the receipt of all payments under Paragraphs 1, 4a, 4d, 4e and 8, and his receipt of all benefits under Paragraph 4b, 4c, 5 and 6, Mr. Franklin's heirs, beneficiaries, and/or representative shall be entitled to all such payments and benefits on the same terms and conditions as Mr. Franklin would receive them under this Agreement were he alive, subject to the terms and conditions of the specific benefit plans referenced in the Appendix hereto.

         19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Choice of Law. This Agreement shall be deemed to have been made at Toledo, Ohio and shall be interpreted in accordance with Ohio law without regard to choice of law provisions.

         21. Disputes. The parties agree to utilize arbitration for disputes regarding the interpretation or enforcement of this Agreement prior to resort to a judicial forum except to enforce rights under Paragraphs 10, 11 and 12 above. In the case of such enforcement actions, resort to court for injunctive remedies shall be immediately available. Arbitration hereunder shall take place in Toledo, Ohio using the commercial dispute rules of the American Arbitration Association.

       The parties acknowledge and understand that this Agreement has been negotiated at arm's length between the parties and that each party has had the opportunity to fully consult with counsel of their own choosing and is completely informed with respect to the terms, covenants, conditions, and obligations contained in this Agreement and the meaning and effect thereof. Each party has freely and voluntarily entered into this Agreement with the full knowledge of its impact and effect.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement by their signatures below.


WITNESS: /s/ Gary M. Golden                      NAME:    /s/ Marvin A. Franklin
         ------------------                               ----------------------
                                                              Marvin A. Franklin




 WITNESS: /s/ Gary M. Golden                     DANA CORPORATION
          ------------------
                                                 /s/ Richard W. Spriggle
                                                 -----------------------
                                                 By:      Richard W. Spriggle
                                                 Title:   V.P. Human Resources